UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by:

Registrant
X	Party other than the Registrant

Check the appropriate box:

X	Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Adair International Oil and Gas, Inc.
(Name of Registrant as Specified In Its Charter)

SCORE Group, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X	No fee required
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applied: 150,000,000

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Does Not Apply

4) Proposed maximum aggregate value of transaction: Does Not Apply

5) Total fee paid: No Fee Required

Fee paid previously with preliminary materials.
Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.: Does Not Apply

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4) Date Filed: Does Not Apply

SCORE
Shareholders Committed To Restoring Equity Group, Inc.

Dear Fellow AIGI Shareholders:

Let me begin by thanking those of you who have already returned your signed GOLD Proxy cards supporting the SCORE Nominees for the Adair International Oil & Gas, Inc. (AIGI) Board of Directors. You have taken the time to review the evidence the SCORE Group has compiled in our Proxy Statement and website www.TruthAboutAIGI.com regarding the illegal business activities we believe the current AIGI management of John W. Adair, Chairman and CEO, and Jalal Alghani, Vice Chairman, CFO and Corporate Secretary are engaged in for their own personal gain that have significantly diminished the value of our Corporation. The SCORE Group volunteers thank you for supporting our efforts with your vote.

However, I am also writing this letter to try and reach those shareholders who have so far been too busy to send in their GOLD Proxy card or simply don't believe their vote will matter because they do not own thousands of shares. Nothing Could Be Farther From The Truth!

Everyday in the newspapers or on television, there is another breaking news story exposing more fraud and corruption within the management of some of America's largest companies. By now we are all too familiar with the scandals that have been uncovered at Adelphia, Enron, Global Crossing, Kmart, Qwest, Rite Aid, Sunbeam, Tyco, Xerox, Waste Management, and WorldCom just to name a few. A Joint Congressional Committee and the Securities and Exchange Commission (SEC) are calling on the Boards of Directors of these companies to account for the (poor) oversight of their company's business practices. The losses experienced by the shareholders of these "Companies in Crisis" share this common theme:

The Lack Of Good Corporate Governance By Their Board Of Directors!

The shareholders of these companies have lost billions of dollars in shareholder equity. Considering the magnitude of these problems, as AIGI shareholders, we cannot expect a Joint Congressional Committee or even the SEC to come to our aid any time soon. The SCORE Group believes we have lost $187 million dollars of shareholder equity at the hands of John W. Adair and Jalal Alghani. Therefore, it is incumbent upon us, the owners of AIGI, to vote our shares for a new Board of Directors and insist on a majority of independent members that will provide the proper oversight of our Corporation's business practices and restore Good Corporate Governance to our Corporation.

As a fellow shareholder let your voice be heard and do the right thing for yourself. If we all join together we can put an end to the fraud and corruption that has been exposed in our Corporation. We didn't ask for this fight, but together we can all win! The SCORE Group volunteers have taken considerable time away from their families and staked their reputations, time and money on stopping these men and the fraudulent activities ongoing in our Corporation. The AIGI 2001 annual shareholders meeting is now scheduled for Friday at 9:00 am July 26, 2002 and your vote cannot be counted unless your Proxy is received by that date.

Please take the time to read and consider carefully the information contained in our Proxy materials and then sign, date and mail your GOLD Proxy ballot card in the enclosed postage-paid return envelope TODAY so that your shares may be represented at the meeting.

Sincerely,

Richard G. Boyce
SCORE Group, Inc.